                                                                    EXHIBIT 99.1

[BLUELINX LOGO]

4300 Wildwood Parkway
Atlanta. GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BLUELINX CONTACT:                           INVESTOR CONTACT:
David Morris                                Jody Burfening / Chris Witty
BlueLinx Holdings Inc.                      Lippert/Heilshorn & Associates, Inc.
(866)671-5138                               (212) 838-3777
                                            cwitty@lhai.com

            BLUELINX APPOINTS STEPHEN MACADAM CHIEF EXECUTIVE OFFICER

              CHUCK MCELREA RETIRES; REMAINS ON BOARD OF DIRECTORS

ATLANTA, GA, October 20, 2005 - BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today announced that its board of directors has named Stephen E. Macadam, 45, chief executive officer, succeeding Chuck McElrea, who will retire effective immediately to devote his time to not-for-profit, public policy interests. Mr. McElrea will continue to serve as a board member and an advisor to the company.

Mr. Macadam brings extensive forest products and packaging industry experience to BlueLinx. Since 2001, he has served as president and chief executive officer of Consolidated Container Company LLC, one of the nation's leading producers of rigid plastic packaging products, and previously held executive positions at Georgia-Pacific Corporation, most recently as executive vice president, pulp & paperboard. While at Georgia-Pacific, Mr. Macadam also was responsible for a dramatic expansion of the containerboard & packaging division's operating profits resulting from an aggressive productivity improvement program. Since June 2004, Mr. Macadam has served as a BlueLinx director.

"Steve is the perfect choice to succeed Chuck McElrea as BlueLinx chief executive officer," said Jeff Fenton, chairman of the board. "He commands great respect for his leadership skills and for building an outstanding track record of success, operational excellence and growth over the course of his career. His familiarity with BlueLinx and the board will ensure a quick and seamless transition at the company.

"On behalf of the BlueLinx board of directors, I would like to thank Chuck for his inspirational leadership while guiding the company's transformation from a division of Georgia-Pacific to an independent, publicly-held company," added Mr. Fenton. "As the architect of the BlueLinx model for creating value in the building products supply chain by extracting costs out of the distribution network and delivering supply chain management solutions to customers, Chuck has positioned BlueLinx for profitable growth and market share gains over time. He leaves a culture of integrity and passion for continuous improvement that has been instilled throughout the organization. We appreciate Chuck's ongoing contribution to the company."

Mr. McElrea, said, "I am confident that Steve will lead BlueLinx to continue to grow its market share, expand its specialty products business and enhance its operational excellence. I am proud to have led a best-in-class team of executives and employees who have transformed the company into a leading provider of logistics solutions in the building products industry."

As a member of the BlueLinx board of directors, Mr. Macadam assumes the chief executive officer role with a solid understanding of BlueLinx' value proposition and the company's operations, business model, financial performance and strategic growth plans. "BlueLinx is a dynamic company that stands at the forefront of exciting opportunities to transform building products distribution while continuing to deliver market share gains and increasing returns on net assets." Macadam said. "The company has a great team in place, talented and dedicated employees and a terrific future ahead. I am thrilled to join this exceptional organization."

Chuck McElrea

Mr. McElrea has served as the company's chief executive officer and as a member of the board of directors since May 2004 when BlueLinx Corporation, the company's wholly-owned subsidiary, acquired the operating assets of the building products distribution division of Georgia-Pacific Corporation. Prior to that, he worked at Georgia-Pacific for 26 years, most recently as president of the distribution division for four years. During his tenure at Georgia-Pacific, Mr. McElrea held several senior management positions in logistics, business planning, manufacturing and finance/accounting.

Stephen Macadam

Mr. Macadam currently sits on the BlueLinx board of directors, and until his appointment as chief executive officer was chairman of the compensation committee and a member of the audit committee. Since August 2001, he has served as president and chief executive officer of Consolidated Container Company LLC. Prior to that, he held executive positions at Georgia-Pacific Corporation, most recently as executive vice president, pulp & paperboard from July 2000 until August 2001, and senior vice president, containerboard & packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998, culminating in the role of principal in charge of McKinsey's Charlotte, North Carolina operation. At McKinsey, Mr. Macadam served on the Leadership team of the North American Operations practice and served clients in diverse industries, particularly pulp & paper. From 1982 to 1986, he was an Engineering Manager at E.I. DuPont de Nemours. Mr. Macadam received a B.S. in mechanical engineering from the University of Kentucky, an M.S. in finance from Boston College and a masters of business administration from Harvard Business School, where he was a Baker Scholar.

ABOUT BLUELINX HOLDINGS INC.

Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,400 people in North America, BlueLinx offers 10,000 products from over 750 suppliers to service more than 11,700 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 60 warehouses. Additional information about BlueLinx can be found on its web site at www.BlueLinxCo.com.